Exhibit 3.49

THE COMPANY INTERESTS DESCRIBED IN THIS DOCUMENT ARE SUBJECT TO RESTRICTIONS ON ASSIGNMENT AND TRANSFER SET FORTH HEREIN. THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL REGISTERED OR UNTIL THE COMPANY HAS RECEIVED AN OPINION OF LEGAL COUNSEL, OR OTHER ASSURANCES SATISFACTORY TO THE COMPANY, THAT AN INTEREST MAY LEGALLY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION.

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALBERTSONS LLC

dated

June 1, 2006

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALBERTSONS LLC

TABLE OF CONTENTS

(continued)

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALBERTSONS LLC

THIS is the Limited Liability Company Agreement (the “Agreement”) dated as of                              , 2006, made by New Albertson’s, Inc., a Delaware corporation, as the sole and original member of Albertsons LLC (the “Company”). Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article II of this Agreement.

WHEREAS, Albertson’s, Inc. (the “Corporation”) was formed as a Delaware corporation on April 3,1969;

WHEREAS, by unanimous written consent, the board of directors of the Corporation adopted a resolution adopting and approving the conversion of the Corporation to a limited liability company and this Agreement, and recommending the approval of such conversion and this Agreement to the sole stockholder of the Company, pursuant to Section 266 of the General Corporation Law of the State of Delaware (the “GCL”);

WHEREAS, by written consent, the sole stockholder of the Corporation approved the conversion of the Corporation to a limited liability company and this Agreement pursuant to Section 266 of the GCL;

WHEREAS, on the date hereof, the Corporation was converted to a limited liability company pursuant to Section 18-214 of the Act, and Section 266 of the GCL pursuant to the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Liability Company and a Certificate of Formation (the “Conversion”); and

WHEREAS, pursuant to this Agreement and the Conversion, the sole stockholder is becoming a member of the Company, the shares of capital stock in the Corporation are converted into limited liability company interests in the Company, and the sole stockholder of the Corporation is becoming the owner of all of the limited liability company interests in the Company.

In consideration of the mutual covenants and subject to the terms and conditions of this Agreement, the undersigned hereby agrees:

ARTICLE I ORGANIZATIONAL MATTERS

Section 1.1 Conversion; Formation of the Company; Term. Effective as of the time of the Conversion, (i) the Certificate of Incorporation of the Corporation, as restated and amended, and the By-Laws of the Corporation, as amended, are replaced and superseded in their entirety by the Certificate of Formation of the Company and this Agreement, (ii) all of the shares of capital stock in the Corporation held by the sole stockholder of the Corporation immediately prior to the Conversion are converted into all of the limited liability company interests in the Company, (iii)

the sole stockholder of the Corporation is automatically admitted to the Company as the sole member of the Company, (iv) all certificates evidencing shares of capital stock in the Corporation issued by the Corporation and outstanding immediately prior to the Conversion shall be surrendered to the Company, and (v) the Corporation is being continued without dissolution in the form of a Delaware limited liability company. The Company is a limited liability company under the Act and is governed by this Agreement. The Company is an entity separate from the Member. Unless sooner dissolved and liquidated in accordance with this Agreement, the Company is to continue in perpetuity.

Section 1.2 Name. The name of the Company is: “Albertsons LLC.”

Section 1.3 Purpose of the Company; Business. The purpose of the Company is to: (i) carry on any business permitted by the Act and (ii) perform all things necessary or incidental to or connected with or growing out of those activities in accordance with this Agreement.

Section 1.4 Principal Place of Business, Office and Agent. The Company’s principal place of business, which is also the mailing address and the office where the Company’s records are kept, is 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. The registered office of the Company in the State of Delaware is the office of the registered agent of the Company in Delaware. The registered agent of the Company in Delaware is Corporation Service Company, located at 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808. The Board of Managers, from time to time as it finds necessary or appropriate, may change the registered agent in Delaware or the principal place of business of the Company, and may establish additional places of business or offices for maintenance of records. The Board of Managers shall amend the Certificate of Formation of the Company and this Section 1.4 (without the need for any action by any Member) to reflect each change in the identity or address of the registered agent in Delaware.

Section 1.5 Fictitious Business Name Statement; Other Certificates. The Officers may, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Officers or Board of Managers considers necessary or appropriate. The Company may do business under any fictitious business names approved by the Board of Managers. The Officers may, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation or other certificates as the Board of Managers reasonably considers necessary or appropriate under the Act or under the laws of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Members.

Section 1.6 Original Member and Admission of Additional Members. Subject to Section 3.7, the original Member has the right to admit additional Members. Until the admission of an additional Member, the original Member has all the power and authority of the Members under this Agreement. Upon the admission of one or more additional Members, this Agreement shall be amended in accordance with Section 5.4 to reflect the rights and responsibilities of the Members.

ARTICLE II DEFINITIONS

When capitalized in this Agreement, the terms and phrases set forth in this Article have the following definitions:

“Act” means the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.), as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law of Delaware.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract or otherwise. Affiliate also includes any Person who is related by blood or marriage to the Person in question.

“Agreement” means this Limited Liability Company Agreement, as may be amended from time to time.

“Bankruptcy” means, with respect to any Person, that Person’s filing a petition or otherwise voluntarily commencing a case or proceeding, or filing an answer not denying the material allegations of a complaint in any proceeding seeking relief under any federal or state bankruptcy, insolvency or debtors’ reorganization law; being the voluntary or involuntary subject of an order for relief by any court under any such law; or being adjudicated a “bankrupt,” “debtor’’ or “insolvent” under any such law; or there being appointed under any such law a “trustee,” “receiver” or “custodian” to manage his, her or its business or properties; or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to that Person or its business, which proceeding is consented to by that Person or which is not dismissed within 90 days after being commenced.

The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Board” or “Board of Managers” means the Board of Managers created under Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code include references to corresponding provisions of any succeeding internal revenue law of the United States of America.

“Company” means Albertsons LLC.

“Fiscal Year” means the fiscal year of the Company as determined by the Board of Managers from time to time, and, initially, means a fiscal year ending on February 1, 2007.

“Interest” means a Member’s equity interest in the Company, measured in Shares, including any and all benefits to which a Member may be entitled under this Agreement and the obligations of a Member under this Agreement.

“Majority Vote” means the vote of the Members holding more than a 50 percent Share.

“Member” means New Albertson’s, Inc. executing this Agreement as the original member of the Company and its successors in interest and other Persons, in each case, who are admitted as members of the Company, each in its capacity as a member of the Company. Reference to a “Member” means any one of the Members so long as that Person is a member of the Company.

“Officers” means the officers of the Company appointed and acting, from time to time, under Section 4.10.

“Person” means and includes any natural person and any corporation, firm, partnership, trust, estate, limited liability company or other entity resulting from any form of association.

“Share” means a percentage of equity interest in the Company. The original Member holds a 100% Share, and will continue to do so until such time, if ever, as another Member is admitted, at which time the Members shall agree to their respective Shares.

“Transfer” means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in any Interest or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise.

ARTICLE III CAPITALIZATION; MEMBER INTERESTS; DISTRIBUTIONS

Section 3.1 Capital. The Members may, but shall have no obligation to, make additional capital contributions to the Company. The Company is to finance its operations independently of the Members and without the Members’ financial support. No Member will be paid interest on capital contributions to the Company.

Section 3.2 Interests in the Company as Securities; Security Interest. Each Member’s Interest, and the relative rights, privileges, preferences and obligations with respect to the Member’s Interest shall be determined under this Agreement and the Act based upon the number of Shares held by the Member with respect to the Member’s Interest. For purposes of providing for transfer of, perfection of a security interest in, and other relevant matters related to, Interests in the Company, each Interest shall be deemed to be a “security” governed by Article 8, (including, without limitation, Sections 8-102 and 8-103) of the Uniform Commercial Code in effect in the States of New York and Delaware and Chapter 8 or Article 8, as applicable, of the Uniform Commercial Code in effect in any other relevant jurisdiction. The Company shall maintain books for the purpose of registering the Transfer of Interests. The transferor and the transferee of Interests must provide notification to the Company to register a Transfer of Interests. A Transfer of Interests is effective upon registration of Transfer in the Company’s books. Transferees of Interests shall be notified of restrictions on Transfers (whether by virtue of their execution of the Agreement or by the Company notifying the transferee of the restrictions on the Transfer of Interests).

Section 3.3 Withdrawal. No Member is entitled to withdraw any portion of its paid-in capital contribution, and no Member has any right to a return of capital except through distributions as provided in Section 3.6.

Section 3.4 Corporate Status. The Company shall take such actions as may be necessary to be disregarded for purposes of federal income taxation.

Section 3.5 Limitations on Distributions. The Company will not make any distribution of cash, except to the extent that the Company then has cash available in excess in the sum of (a) amounts required to pay or make provision for all Company expenses, plus (b) all reserves that are considered necessary or appropriate by the Board of Managers. To the extent that the Board of Managers reasonably foresees that the Company will receive cash or other consideration to satisfy liabilities not yet due and payable, the Company is not required to establish reserves or make other provision to satisfy such liabilities prior to making distributions under Section 3.6. Distributions of cash are only to be made to the extent cash is available to the Company without requiring (i) the sale of Company assets or the pledge of Company assets at a time or on terms that the Board of Managers believes are not in the best interests of the Company or (ii) a reduction in reserves that the Board of Managers believes are necessary or desirable for working capital or other Company purposes. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

Section 3.6 Other Distributions. Subject to Section 3.5, from time to time, prior to the commencement of winding-up and liquidation of the Company, the Board of Managers may, in its sole discretion, cause the Company to make distributions of cash or other assets of the Company to the Member in any amount, manner or proportion determined by the Board of Managers in its sole discretion. Each Member is a creditor of the Company with respect to any distributions made under this Section 3.6 and is entitled to all remedies available to a third-party creditor to enforce the Company’s obligation to make distributions under this Section 3.6.

Section 3.7 Transfer of Interests. A Member may assign in whole or in part its Interest in the Company upon the Company’s receipt of an opinion of legal counsel, or other assurances to the Company, that an Interest may legally be sold or otherwise transferred without registration under the Securities Act of 1933 or any state securities law. The transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its Interest in the Company pursuant to this Section 3.7, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

ARTICLE IV MANAGEMENT

Section 4.1 Board of Managers. The Company shall be managed by the Board of Managers. Each Manager is to serve until the earlier of his or her death, resignation or removal. A Manager may be removed at any time by a Majority Vote of the Members. Any Manager may resign at any time by delivering his or her written resignation to the Members.

Section 4.2 Authority of the Board of Managers.

(a) Except as specifically reserved to the Members in this Agreement or as provided by applicable law, the Board of Managers has all power and authority to manage, and direct the management of, the business and affairs of the Company in the ordinary course of its business. Approval by or action taken by the Board of Managers in accordance with this Agreement is the approval or action of the Company and is binding on each Member.

(b) The Board of Managers may delegate to the Officers, other employees and agents of the Company the authority to conduct the business of the Company in the ordinary course, in accordance with this Agreement and any policy of delegation which may be adopted and revised from time to time by the Board of Managers. Any power not delegated by the Board of Managers remains with the Board of Managers.

Section 4.3 Powers of the Board of Managers.

(a) Subject to the limitations imposed by the Act and the provisions of Section 4.3(b), the authority of the Board of Managers includes, without limitation, the power to:

(1) appoint or remove any Officer of the Company, establish compensation for each Officer of the Company, and establish, alter or amend the power and authority of any Officer of the Company;

(2) authorize any commitment for a capital expenditure, so long as such capital expenditure is contemplated by the then current capital budget as approved by the Members;

(3) approve any obligation of the Company for borrowed money and make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, letters of credit, guarantees and other instruments and evidences of indebtedness or of contingent liability and approve the granting of any security therefor;

(4) authorize any commitment relating to a loan by the Company to any Person or a guarantee by the Company of any obligation of any Person;

(5) authorize any sale, lease, transfer or other disposition of any asset of the Company or any group of assets, in each case, to the extent contemplated by the then current capital budget and related business plans as approved by the Members, except that a Majority Vote of the Members is required for the disposition of all or substantially all of the assets of the Company;

(6) approve the acquisition of any business or a business division from any Person whether by asset purchase or stock purchase, except that a Majority Vote of the Members is required for an acquisition that would change the purpose of the Company’s business, as set forth in Section 1.3;

(7) approve any purchase or lease of real property;

(8) authorize the making, modification, amendment or termination of any agreement with any Member or any Affiliate of a Member,

(9) authorize any distribution to Members;

(10) make any determination to indemnify any Person in connection with litigation occurring in the ordinary course of business if the Company is also a defendant but only so long as the individual being indemnified is also represented by the counsel that represents the Company;

(11) establish, amend or modify rules for the operation of the Board of Managers;

(12) approve any change of the location of the headquarters of the Company;

(13) approve any license or other grant of rights to or from the Company with respect to any patents, trademarks, trade names, service marks, know-how, trade secrets or other proprietary information;

(14) open, conduct and close checking, savings, custodial and other accounts on behalf of the Company in such banks or other financial institutions as the Board of Managers may select from time to time;

(15) negotiate, enter into, execute and exercise the Company’s rights under any and all contracts necessary, desirable or convenient with respect to its business and affairs;

(16) purchase or bear the cost of any insurance covering the potential liabilities of the Company, Members, any Officer or employee of the Company and any other Person acting on behalf of the Company;

(17) commence, defend or settle litigation pertaining to the Company, its business or assets, except that unless indemnification is authorized under the other provisions of this Agreement the Company will not bear the expenses of any litigation brought against any Member or Manager acting in that capacity, any Officer or employee of the Company, or any other Person acting on behalf of the Company unless approved by the Members;

(18) enter into, make and perform such contracts, agreements and other undertakings, to execute, acknowledge and deliver such instruments, and to do such other acts, as it considers necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 4.3(a), including, without limitation, contracts, agreements, undertakings and transactions with any Member or Manager or with any other Person that is an Affiliate or that performs services for or has any business, financial, family or other relationship with any Member or Manager; and

(19) take any other actions legally permitted under the Act.

(b) None of the powers granted in Section 4.3(a) broaden or extend powers that are limited by other provisions of this Agreement.

Section 4.4 Notice of Board Meetings. Regular meetings of the Board of Managers are to be held at such times and places as may be fixed by the Board of Managers. Special meetings of the Board may be called by the President or by any two members of the Board. Notice of the time and place of a special or regular meeting of the Board is effective if delivered to each member of the Board by hand, telecopy, telephone or e-mail at least 48 hours prior to the time of such special meeting. Notices of special meetings of the Board are to identify the purpose of the special meeting or the business to be transacted at the special meeting. The failure to specifically identify an action to be taken or business to be transacted does not invalidate any action taken or any business transacted at a special meeting.

Section 4.5 Location of Board Meetings. Board meetings may be held at any location, within or without the United States. Members may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting is presence in person at the meeting.

Section 4.6 Waiver of Notice of Meeting. Whenever notice of a Board meeting is required to be given, a written waiver of notice, signed by the Manager entitled to notice, whether before or after the time of the meeting, is equivalent to notice. A Manager’s attendance at a meeting is a waiver of notice of that meeting, except when the Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 4.7 Required Vote. The vote of at least a majority of the Managers on the Board is approval by, or the authorization of, the Board. No Manager on the Board is disqualified from acting on any matter because the member is interested in the matter to be acted upon by the Board.

Section 4.8 Voting; Proxies. Each Manager on the Board has one vote. A Manager has no power to authorize another person to vote on behalf of the Manager, whether by proxy or other power of attorney.

Section 4.9 Written Actions of the Board. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a majority of Managers on the Board consents thereto in writing.

Section 4.10 Officers of the Company.

(a)	The initial officers of the Company are:

Paul G. Rowan	Vice President

Colleen R. Batcheler	Secretary

John F. Boyd	Treasurer

The Company may have such additional Officers as are appointed, from time to time by the Board of Managers.

(b) Each Officer shall serve until the earlier of his or her death, resignation or removal. An Officer may be removed at any time by the Board of Managers. Any Officer may resign at any time by delivering his or her written resignation to the Member.

(c) The Officers of the Company will have such authority and perform such duties as are customarily incident to their respective offices in a corporation, or as may be specified from time to time by the Board or by the other provisions of this Agreement, regardless whether such authority and duties are customarily incident to such office.

Section 4.11 Standard of Care. Any Member and any Manager, Officer or any employee of the Company in the performance of his, her or its duties, is entitled to rely in good faith on information, opinions, reports or other statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) one or more Officers or employees of the Company if the Person relying on the statements reasonably believes that the Person preparing or presenting the material is reliable and competent in that matter or (ii) legal counsel, public accountants or other Persons as to matters that the Person relying on the statements reasonably believes are within the Person’s professional or expert competence.

ARTICLE V GENERAL PROVISIONS

Section 5.1 Limited Liability of the Member. Except for contributions specifically required under Section 3.1 or agreed to by a Member as contemplated by Section 3.1 or as otherwise required by the Act, no Member (solely in its capacity as a Member) has any obligation to contribute to the Company or any liability for any Company obligations. Any liability to return distributions made by the Company is limited to mandatory requirements of the Act or of any other applicable law.

Section 5.2 No Dissolution. Only an event that would cause a dissolution under the Act shall cause a dissolution of the Company.

Section 5.3 No Resignation. No Member has any right to resign from the Company. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 5.4 Amendments.

(a) Any amendment to this Agreement that would further limit a Member’s ability to hold or make a Transfer of that Member’s Interest, is effective with respect to a Member only if the Member does not act to disapprove the amendment by returning, within 30 days after the request is made, an executed counterpart of a proposed consent to the amendment, indicating disapproval of the action;

(b) Except as stated in Section 5.4(a), any amendment to this Agreement is effective if approved by a Majority Vote.

Section 5.5 Further Assurances. Each Member is to execute all documents and instruments necessary to evidence his, her or its approval of all actions, including, without limitation, amendments to this Agreement, taken or authorized by the Members by Majority Vote or otherwise as provided in this Agreement.

Section 5.6 Notices. All notices to the Company are to be sent by registered or certified mail, return receipt requested, or by recognized overnight courier or facsimile addressed to the Vice President of the Company at the Company’s principal place of business, with a copy to the Secretary of the Company at 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. All notices to a Member are to be sent addressed to such Member at the address as may be specified by the Member from time to time in a notice to the Company. All notices are effective the next day, if sent by recognized overnight courier or facsimile, or five days after deposit in the United States mail, postage prepaid, properly addressed and return receipt requested.

Section 5.7 Waiver. The Member hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of any Company assets or to compel any sale or appraisal of any Company assets or any deceased Member’s Interest therein. Further, all applicable rights, duties, benefits and obligations, including those relating to the appraisal, inventory or sale of Company assets or the sale of a deceased Member’s Interest therein, are hereby waived.

Section 5.8 Whole Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not set forth or expressly referred to in this Agreement.

Section 5.9 Governing Law. This Agreement is governed by and is to be construed in accordance with the laws of the State of Delaware without giving effect to its rules concerning conflicts of laws.

Section 5.10 Binding Nature. Except as otherwise provided in this Agreement, this Agreement is binding upon and inures to the benefit of the Member and its successors, personal representatives, heirs, devisees, guardians and assigns.

Section 5.11 Invalidity. In the event that any provision of this Agreement is invalid, the validity of the remaining provisions of the Agreement are not in any way to be affected thereby.

Section 5.12 Counterparts. This Agreement and any amendment to it may be executed in multiple counterparts, each of which is an original and all of which constitute one agreement or amendment, as the case may be, whether or not all of the parties are signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart is a signature to and may be appended to any other counterpart.

Section 5.13 Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders; the singular includes the plural and vice versa. “Includes” and “including” mean without limitation. Unless otherwise specifically stated, references to Sections or Articles refer to the Sections or Articles of this Agreement.

Section 5.14 Authorized Signatories. Each of the persons listed on Exhibit A hereto (each, an “Authorized Signatory” and together, the “Authorized Signatories”) is, authorized to execute, on behalf of the Company, any and all documents, instruments, deeds, applications, notices, certificates or agreements of the Company as such Authorized Signatory deems necessary, advisable or appropriate to effect, or otherwise in furtherance of, the transactions contemplated by (i) that certain Merger Agreement (the “Merger Agreement”), dated January 22, 2006, by and among SUPERVALU INC (“Supervalu’’), Emerald Acquisition Sub, Inc., Albertson’s, Inc. (“Albertsons”), New Albertson’s, Inc.(“New Albertsons”), and New Diamond Merger Sub, Inc; (ii) that certain Purchase and Separation Agreement (the “Separation Agreement”), dated January 22, 2006, by and among Albertsons, New Albertsons, Supervalu and AB Acquisition LLC; and (iii) that certain Asset Purchase Agreement (“Drug APA” and together with the Merger Agreement and the Separation Agreement, the “Transaction Agreements”), dated January 22, 2006, by and among CVS Corporation, CVS Pharmacy, Inc., Albertsons, New Albertsons, Supervalu, and certain other sellers, including without limitation the Separation (as defined in the Separation Agreement) and the transactions described in that certain presentation entitled “Project Iceberg – Albertson’s Structure Steps” attached to Exhibit B.

[Signatures on the Following Page]

The undersigned has executed this Agreement as of the date first written above.

NEW ALBERTSON’S, INC.

By:	/s/ Paul G. Rowan
Name:	Paul G. Rowan
Title:	AUTHORIZED SIGNATORY

AMENDMENT NO. 1

TO LIMITED LIABILITY COMPANY AGREEMENT OF

ALBERTSON’S LLC

This is Amendment No. 1 (“Amendment No. 1”) to the Limited Liability Company Agreement, dated as of June 2, 2006 (this “Agreement”), of Albertson’s LLC, a Delaware limited liability company (the “Company”), made and entered into by New Albertson’s, Inc. (“Former Member”) and Albertson’s Holdings LLC (“New Member”), as the sole member of the Company.

RECITALS

A. Former Member has agreed to transfer its membership interest in the Company to New Member.

B. In accordance with Sections 3.7 and 5.4 of the Agreement, the parties have consented to and adopted this Amendment No. 1 to the Agreement as set forth below.

C. Capitalized terms used herein but not otherwise defined will have the respective meanings assigned to them in the Agreement.

AMENDMENT

1.	All references in the Agreement to “Sole Member” shall be to Albertson’s Holdings LLC instead of New Albertson’s, Inc.

2.	Except as provided in this Amendment No. 1, the Agreement remains in full force and effect.

3.	This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to its rules of conflicts of laws.

IN WITNESS WHEREOF, the undersigned has caused this Amendment No. 1 to be executed by its duly authorized officer as of the date set forth below.

NEW ALBERTSONS, INC.

By:	/s/ Colleen Batcheler
Name:
Title:

ALBERTSON’S HOLDINGS LLC

By:	/s/ Justin Dye
Name:	Justin Dye
Title:	Chief Structuring Officer